Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

MCKENZIE BAY INTERNATIONAL, LTD., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:

That at a meeting of the Board of Directors of MCKENZIE BAY INTERNATIONAL, LTD. held on the 15th day of December, 2005, a resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling for said amendment to be considered at the next annual meeting of stockholders.  The resolution setting forth the proposed amendment is as follows:

IT IS RESOLVED that the Board of Directors recommends that at the annual meeting of shareholders to be held March 9, 2006 the shareholders consider a resolution providing that the Certificate of Incorporation of this corporation be amended by changing Article Fourth thereof so that as amended, said article shall read as follows:

“FOURTH.  THE TOTAL NUMBER OF SHARES OF STOCK WHICH THIS CORPORATION IS AUTHORIZED TO ISSUE IS: ONE HUNDRED FIFTY MILLION (150,000,000) SHARES AT $.001 PAR VALUE.”

SECOND:

That thereafter, pursuant to resolution of its Board of Directors, and in accordance with its Bylaws, the annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:

That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this Ninth day of March, 2006.

By:__/s/Donald C. Harms_______

Title: Secretary

Name: Donald C. Harms